Exhibit 5.2

[Letterhead of Anderson Mori & Tomotsune]

June 30, 2011

Nippon Telegraph and Telephone Corporation

3-1 Otemachi 2-chome,

Chiyoda-ku, Tokyo 100-8116,

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to Nippon Telegraph and Telephone Corporation (the “Company”) in connection with its registration statement on Form F-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission on June 30, 2011 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of debt securities (the “Securities”) of the Company.

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary, including the Articles of Incorporation of the Company, the Registration Statement and the prospectus dated June 30, 2011 (the “Base Prospectus”) included in the Registration Statement. In such examination, without independent investigation, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of the originals of such documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are, as of the date hereof, of the opinion that:

(1) The Company is validly existing as a joint stock corporation under the laws of Japan and has the corporate power and authority to own, lease and operate its properties and assets and conduct its business as described in the Base Prospectus.

(2) The Securities, upon due authorization by all necessary corporate action of the Company, and when the entire amount of the purchase price for the Securities has been paid in full and the certificates for the Securities have been duly signed manually or in facsimile by any of the Representative Directors of the Company, authenticated and delivered, and other necessary procedures have been completed, each in accordance with and in the manner contemplated in the related agreements, Japanese law and the Articles of Incorporation of the Company, and assuming that the Securities will constitute legally valid and binding obligations of the Company under their governing law, will constitute legally valid and binding obligations of the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, civil rehabilitation, reorganization, or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and except that specific performance of its obligations thereunder (other than the monetary obligations) may not be awarded by Japanese courts.

(3) The statements in the Base Prospectus under the caption “Material Tax Considerations—Japanese Tax Considerations” are accurate in all material respects, subject to the limitations set forth therein.

The foregoing opinion is limited to matters of the laws of Japan, and we express no opinion herein as to any matter of law other than the laws of Japan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions “Validity of the Debt Securities” and “Enforcement of Civil Liabilities” in the Base Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Anderson Mori & Tomotsune
Anderson Mori & Tomotsune